CERTIFICATE OF TRUST

                This Certificate of Trust of Credit Suisse Target Return Fund (the "Trust"), dated August 9, 2004 is being duly executed and filed by Hal Liebes, as sole initial trustee of the Trust, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the "Act").

                  1. Name. The name of the statutory trust formed hereby is Credit Suisse Target Return Fund.

                  2. Registered Office. The address of the Trust's registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, New Castle County, DE 19801.

                  3. Registered Agent. The name of the Trust's registered agent at the above listed address is The Corporation Trust Company.

                  4. Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.

                  5. Series. Pursuant to Section 3806(b)(2) of the Act, the Trust shall issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each, a "Series").

                  6. Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

                  7. Investment Company. The Trust is, or will become prior to or within 180 days following the first issuance of shares of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.



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                  IN WITNESS WHEREOF, the undersigned, being the sole Trustee of the Trust, has executed this Certificate of Trust as of the date first above written.

                                             /s/ Hal Liebes
                                             -----------------------------------
                                             Hal Liebes, as
                                             Trustee and not individually


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